                                                                   Exhibit 99.1


                               GBC BANCORP, INC.
                           a bank holding company for
                            Gwinnett Banking Company
                                165 Nash Street
                          Lawrenceville, Georgia 30045
                                 (770) 955-3211

                                PROXY STATEMENT
                         Annual Meeting of Shareholders
                      To Be Held 8:00 a.m., July 16, 2002


                         PROXY SOLICITATION AND VOTING

GENERAL

         This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Proxies from the shareholders of GBC Bancorp, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting"). The meeting will be held on Tuesday, July 16, 2002, at 8:00 a.m., local time, at the main office of Gwinnett Banking Company, 165 Nash Street, Lawrenceville, Georgia 30045, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of the Annual Meeting of Shareholders and as described in this Proxy Statement.

         The enclosed Proxy is for use at the Annual Meeting if a shareholder is unable to attend the Annual Meeting in person or wishes to have his or her shares voted by Proxy, even if he or she attends the Annual Meeting. Any Proxy may be revoked by the person giving it at any time before its exercise, by notice to the Secretary of the Company, by submitting a Proxy having a later date, or by such person appearing at the Annual Meeting and electing to vote in person. All shares represented by valid Proxies received pursuant to this solicitation and not revoked before their exercise will be voted in the manner specified therein. If a Proxy is signed and no specification is made, the shares represented by the Proxy will be voted for election of the nominees for director identified below and in favor of any other Proposals described below and in accordance with the best judgment of the persons exercising the Proxy with respect to any other matters properly presented for action at the Annual Meeting.

         This Proxy Statement and the enclosed Proxy are being mailed to the Company's shareholders on or about June 3, 2002.

         The Company is a bank holding company organized in 1996 under the laws of the State of Georgia. The Company's subsidiary, Gwinnett Banking Company (the "Bank"), commenced operations on October 31, 1997 as a state-chartered commercial bank.

RECORD DATE AND OUTSTANDING SHARES

         The Board of Directors has set May 31, 2002 as the record date for the Annual Meeting. Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 1,711,083 shares of common stock of the Company issued and outstanding.

QUORUM AND VOTING RIGHTS

         A quorum for the Annual Meeting consists of the holders of the majority of the outstanding shares of common stock of the Company entitled to vote at the Annual Meeting, present in person or represented by Proxy.

         Each share of common stock of the Company is entitled to one vote on each matter to come before the Annual Meeting. The Proposals require the affirmative vote of a majority of the shares of the common stock of the Company present in person or represented by Proxy.

SOLICITATION OF PROXIES

         In addition to this solicitation by mail, the officers and employees of the Company and the Bank, without additional compensation, may solicit Proxies in favor of the Proposals, if deemed necessary, by personal contact, letter, telephone or other means of communication. Brokers, nominees and other custodians and fiduciaries will be requested to forward Proxy solicitation materials to the beneficial owners of the shares of common stock of the Company where appropriate, and the Company will reimburse them for their reasonable expenses incurred in connection with such transmittals. The costs of solicitation of Proxies for the Annual Meeting will be borne by the Company.

                             ELECTION OF DIRECTORS

GENERAL

         The members of the Board of Directors of the Company are elected by the shareholders. The number of directors (not less than seven [7] nor more than fifteen [15]) is determined by resolution of the Board of Directors. The Board of Directors has, by resolution, fixed the number of directors at ten
(10). Directors are elected to hold office until the next Annual Meeting following their election or until their successors are elected and qualified.

         The Board of Directors of the Company presently consists of ten (10) members who also serve as directors of the Bank. The members of the Board of Directors of the Bank are elected annually by the Company, acting as the sole shareholder of the Bank.

         All the nominees are presently directors of the Company. It is intended that each Proxy solicited on behalf of the Board of Directors will be voted only for the election of designated nominees. Each nominee has agreed to his nomination and to serve as a director, if elected. If for any reason any nominee should become unable or unwilling to accept nomination or election, persons voting the Proxies will vote for the election of another nominee designated by the Board of Directors or for such lesser numbers of nominees as may be designated by the Board of Directors. Management of the Company has no reason to believe that any nominee will not serve, if elected.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION AS
                     DIRECTORS OF THE PERSONS NAMED BELOW.

NOMINEES

         The following description sets forth the name, age and principal occupation of each nominee for election as a director and the period during which he has previously served as a director.

         James B. Ballard, age 57, has been a member of the Board of Directors of the Company since 1996. Mr. Ballard was the Chief Executive Officer, founder and a member of the board of directors from 1972 until January 1996 of Spartan Constructors, Inc., an industrial contractor serving the continental United States as well as the international market. Mr. Ballard currently serves as President and Chief Executive Officer of The Spartan Group, an industrial contractor serving the continental United States.

         Jerry M. Boles, age 61, has been a member of the Board of Directors of the Company since 1996. Mr. Boles has been in the wholesale automotive after-market for 35 years. Mr. Boles is owner and President of Boles Parts Supply, Inc., which was founded in 1964, with headquarters in Atlanta, Georgia and distribution warehouses in Oklahoma City, Oklahoma; Tappahannock, Virginia and Dahlonega, Georgia.

         W. H. Britt, age 64, has been a member of the Board of Directors of the Company since 1996. Mr. Britt has been an active businessman in the Gwinnett County area since 1975. He is the founder and owner of H & H Truck and Tractor, Inc., an equipment sales company, and W. H. Britt and Associates, Inc., a real estate brokerage and development company. Mr. Britt was an organizer of Gwinnett County Bank (Heritage Bank) in 1972 and served as a director until 1987 when the bank was sold.

         Richard F. Combs, age 55, has been a member of the Board of Directors of the Company since 1997. Mr. Combs is the Founder and President of Pureflow Ultraviolet, Inc., a company specializing in ultraviolet disinfecting equipment, parts and services to industrial clients since 1978.

         William G. Hayes, age 63, has been a member of the Board of Directors of the Company since 1997. Mr. Hayes is President and Chairman of Hayes, James and Associates, an engineering and survey company based in Lawrenceville, Georgia. Mr. Hayes was a director of the First National Bank of Gwinnett from 1984 to 1986.

         Larry D. Key, age 57, has been a member of the Board of Directors of the Company since 1996. Mr. Key was the Executive Vice President and Chief Lending Officer of Commercial Bank of Georgia from the merger of Commercial Bank of Georgia and Commercial Bank of Gwinnett in March 1995 until he resigned in July 1996 to participate in the organizing group of the Company and the Bank. Mr. Key served as President and Chief Executive Officer of the former Commercial Bank of Georgia from 1994 until the merger. He served as Executive Vice President and Chief Credit Officer of the former Commercial Bank of Georgia from 1992 until 1994. Mr. Key was senior Vice President from the opening of the former Commercial Bank of Georgia in 1988 until 1992. He was Group Vice President and an advisory director of Heritage Bank from 1984 until 1987. Mr. Key managed Moores Building Center, Inc. in Dahlonega, Georgia from 1987 to 1988. Mr. Key served as a director of Commercial Bancorp of Georgia, Inc. and Commercial Bank of Georgia from their initial organization in 1988 until July 1996.

         Douglas A. Langley, age 44, has been a member of the Board of Directors of the Company since 1997. Mr. Langley has been a managing partner of Ashworth and Associates, a CPA firm in Tucker and Lawrenceville, Georgia, since 1977.

         Norris J. Nash, age 74, has been a member of the Board of Directors of the Company since 1996. Mr. Nash is the President of Metropolitan Land Development and Investment Corporation and Gwinnett-DeKalb, Inc. He has been a real estate developer since 1962. Mr. Nash has served as director of the former Gwinnett County Bank, and on the Advisory Board of Wachovia Bank of Georgia, N.A. Mr. Nash was a member of the Georgia House of Representatives for Gwinnett County, District 22, Post #1 from 1967 to 1969.

         Joseph J. Powell, age 58, has been a member of the Board of Directors of the Company since 1997. Mr. Powell has been President of Joe Powell and Associates, Inc. since 1971 representing Liebert Corporation, provider of mechanical equipment for computer operations.

         William S. Stanton, age 47, has been a member of the Board of Directors of the Company since 1996. Mr. Stanton is President of Print Direction, Inc. and Atlanta Screen Print, Inc. Mr. Stanton has served as President of Print Direction since its inception in 1984 and Atlanta Screen Print since 1988. He was an Account Representative with Xerox Corporation from 1977 to 1981.

         There are no arrangements or understandings between the Company and any person pursuant to which any of the above persons have been or will be elected a director. There are no family relations between any of the directors or executive officers of the Company or the Bank.

                APPROVAL OF AMENDMENT OF 1998 STOCK OPTION PLAN

BACKGROUND

         The Board of Directors has approved certain modifications to the Company's 1998 Stock Option Plan (as amended and restated effective January 15, 2002, the "Plan"), subject to shareholder approval of an amendment to increase the number of shares available for issuance under the Plan by 220,000 shares, for a total of 400,000 shares of common stock (subject to adjustment in the event of a merger, stock split, stock dividend or similar event) (the "Proposed Amendment"). The Proposed Amendment is discussed further below under the heading "Proposed Amendment to the Plan." The discussion which follows summarizes the Proposed Amendment and the material features of the Plan. The Company will provide promptly, upon request and without charge, a copy of the full text of the Plan to each person to whom a copy of this Proxy Statement is delivered. Requests should be directed to: Mr. John T. Hopkins, Chief Financial Officer and Secretary of the Company, 165 Nash Street, Lawrenceville, Georgia 30045.

PURPOSE AND ELIGIBILITY

         The purpose of the Plan is to encourage and enable selected key employees, directors independent contractors, consultants and advisors of the Company or its related corporations to acquire or increase their holdings of common stock in order to promote a closer identification of their interests with those of the Company and its shareholders, thereby further stimulating their efforts to enhance the efficiency, soundness, profitability, growth and shareholder value of the Company. The purpose is carried out by the granting of incentive stock options and nonqualified stock options ("options"). The material terms of options are discussed below. See "Material Terms of Options."

ADMINISTRATION; AMENDMENT AND TERMINATION

         The Plan is administered by the Board of Directors, or upon its delegation, by a committee of the Board (the "Committee"). The Board of Directors and the Committee are referred to in this discussion collectively as the "Board." Under the terms of the Plan, the Board has full and final authority to take any action with respect to the Plan, including, without limitation, the authority to determine all matters relating to options, including selection of individuals to be granted options, the nature of each option as an incentive option or nonqualified option, the times when options may be granted and exercised (and to accelerate the exercisability of options), the number of shares of common stock subject to an option, the option price and the terms, conditions, restrictions and limitations of an option and to make all other determinations deemed necessary or advisable for administering the Plan.

         The Plan and any option may be amended or terminated at any time by the Board of Directors, subject to the following: (1) shareholder approval is required of any Plan amendment if such approval is required by applicable law, rule or regulation; and (2) an amendment or termination may not adversely affect the rights of a recipient with respect to an outstanding option without the recipient's consent.

MATERIAL TERMS OF OPTIONS

         As noted above, the Plan authorizes the grant of both incentive stock options and nonqualified stock options, both of which are exercisable for shares of common stock. The option price at which an option may be exercised will be determined by the Board at the time of grant and may not be less than the par value per share of the common stock. In addition, in the case of incentive options, the option price must be equal to or greater than the fair market value per share of the common stock on the date of grant (or 110% of the fair market value with respect to options granted to an individual owning more than 10% of the common stock). The term of an option and the period or periods during which an option may be exercised will be determined by the Board at the time of option grant and, in the case of incentive options, the option term may not exceed 10 years (or five years with respect to an individual owning more than 10% of the common stock). Options are exercisable on such dates, during such periods, for such number of shares and subject to such conditions as may be determined by the Board. Payment must be made in cash or by check unless an individual agreement authorizes payment by other means. Options are also subject to certain restrictions on exercise if the participant terminates employment. Options may be granted under the Plan on and after the effective date, but no later than December 14, 2008.

         Incentive options are not transferable other than by will or the laws of intestate succession. Nonqualified options are not transferable other than by will or the laws of the intestate succession, except as may be permitted by the Board in a manner consistent with the Securities Act of 1933, as amended. The Plan requires recipients to pay in cash the amount of withholding taxes unless the Company permits a recipient to elect to satisfy such obligations by having the Company withhold shares.

         The Plan generally provides that upon a change of control (as defined in the Plan), all options outstanding as of the date of the change of control will become fully exercisable, whether or not then otherwise exercisable, unless an individual agreement provides otherwise. However, the Plan authorizes the Board, in the event of a merger, share exchange, reorganization or other business combination affecting the Company or a related corporation, to determine that any or all options shall not vest or become exercisable on an accelerated basis, if the Company or the surviving or acquiring corporation takes such action (including but not limited to the assumption of plan options or the grant of substitute options) which, in the opinion of the Board is equitable or appropriate to protect the rights and interests of participants under the Plan.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following summary generally describes the principal federal (and not state and local) income tax consequences of options granted under the Plan. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular recipient or to the Company. The provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations thereunder relating to these matters are complicated and their impact in any one case may depend upon the particular circumstances.

Incentive Stock Options

         Incentive stock options granted under the Plan are intended to qualify as incentive stock options under Section 422 of the Code. Pursuant to Section 422, the grant and exercise of an incentive stock option will generally not result in taxable income to the optionee (with the possible exception of alternative minimum tax liability) if the optionee does not dispose of shares received upon exercise of an option less than one year after the date of exercise and two years after the date of grant, and if the optionee has continuously been an employee of the Company from the date of grant to three months before the date of exercise (or twelve months in the event of death or disability). However, the excess of the fair market value of the shares received upon exercise of the incentive option over the option price for such shares generally will constitute an item of adjustment in computing the optionee's alternative minimum taxable income for the year of exercise.

         The Company will not be entitled to a deduction for income tax purposes in connection with the exercise of an incentive stock option. Upon the disposition of shares acquired upon exercise of an incentive stock option, the optionee will be taxed on the amount by which the amount realized upon such disposition exceeds the option price, and the amount will be treated as long-term capital gain or loss. If the holding period or other requirements for incentive stock option treatment are not met, the option will be treated as a nonqualified stock option.

         Pursuant to the Code and the terms of the Plan, in no event can there first become exercisable by an optionee in any one calendar year incentive stock options granted by the Company with respect to shares having an aggregate fair market value (determined at the time an option is granted) greater than $100,000. To the extent an incentive stock option granted under the Plan exceeds the foregoing limitation, it will be treated for all purposes under the Plan as a nonqualified stock option.

Nonqualified Stock Options

         If an optionee receives a nonqualified stock option, the difference between the market value of the stock on the date of exercise and the option price will constitute taxable ordinary income to the optionee on the date of exercise. The Company will be entitled to a deduction in the same year in an amount equal to the income taxable to the optionee. The optionee's basis in shares of common stock acquired upon exercise of an option will equal the option price plus the amount of income taxable at the time of exercise. Any subsequent disposition of the stock by the optionee will be taxed as a capital gain or loss to the optionee, and will be long-term capital gain or loss if the optionee has held the stock for more than one year at the time of sale.

PROPOSED AMENDMENT TO THE PLAN

         As noted above, the Board of Directors has approved the amendment and restatement of the Plan, subject to the approval of the shareholders of the Proposed Amendment to increase the number of shares of common stock authorized for issuance under the Plan from 180,000 shares to 400,000 shares (subject to adjustment in the event of a merger, stock split, stock dividend or similar event). Currently, the Plan authorizes 180,000 shares for issuance under the Plan. As of May 31, 2002, all of the originally authorized 180,000 options to purchase shares of common stock were outstanding under the Plan. The Board believes that the proposed increase in the number of shares of common stock available under the Plan is necessary to enable the Company to continue to provide an incentive for excellent performance by optionees.

         In connection with amending and restating the Plan, the Board of Directors has also approved certain other amendments to the Plan designed to facilitate Plan administration. These amendments include provisions limiting the liability of the Board of Directors when administering the Plan and providing that options granted to 10% shareholders must have an option price of at least 110% of the fair market value of the common stock and a term of no more than five years. These amendments were made by the Board in accordance with its authority under the Plan to amend the Plan and are not subject to shareholder approval.

         The affirmative vote of the holders of a majority of the shares of common stock present or represented and entitled to vote at the 2002 Annual Meeting of shareholders is required to adopt the proposed amendment to the Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE PLAN.

                              CERTAIN TRANSACTIONS

         The Company and the Bank have banking and other business transactions in the ordinary course of business with directors and officers of the Company and the Bank, including members of their families or corporations, partnerships or other organizations in which such directors and officers have a controlling interest. Such transactions are on substantially the same terms (including price, interest rate and collateral) as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions do not involve more than the normal risk of collectability or present other unfavorable features to the Company and the Bank.

         The Bank has entered into a Lease Agreement with GBC Properties, L.L.C. ("GBC Properties") to lease the Bank's current premises in Lawrenceville, Georgia (the "Premises"). Most of the members of GBC Properties are directors of the Company and served as organizers of the Bank. The Premises lease rate is market rental value established by two MAI appraisals and, therefore, it is as favorable as rates obtainable from an unaffiliated third party.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding the shares of the Company's common stock owned as of the record date by each director, the Company's Chief Executive Officer and Chief Financial Officer, and all of the Company's directors and executive officers as a group. No person beneficially owns more than 5% of the Company's common stock.


                                                        NUMBER OF SHARES
                                                        OF COMMON STOCK
NAME AND ADDRESS OF                                      BENEFICIALLY
BENEFICIAL OWNER                                            OWNED              PERCENTAGE
-------------------------------                         ----------------       ----------

Larry D. Key (2)                                           56,938                2.90%
3300 Jim Moore Road
Dacula, Georgia  30019

John T. Hopkins III (3)                                    40,510                2.06%
6504 Yacht Club Road
Flowery Branch, Georgia 30542

James B. Ballard (4)                                       44,514                2.27%
2400 Bagley Road
Cumming, Georgia  30040

Jerry M. Boles (5)                                         31,700                1.61%
4435 Pemberton Cove
Alpharetta, Georgia  30022

W.  H. Britt (6)                                           23,026                1.17%
3260 Brisco Road
Loganville, Georgia  30052

Richard F. Combs (7)                                       62,643                3.19%
1985 Burgundy Drive
Braselton, Georgia  30517

W. Grant Hayes (8)                                         11,000                0.56%
412 Summit Ridge Drive
Lawrenceville, Georgia  30045

Douglas A. Langley (9)                                     36,500                1.86%
270 Constitution Boulevard
Lawrenceville, Georgia  30045

                                                        NUMBER OF SHARES
                                                        OF COMMON STOCK
NAME AND ADDRESS OF                                      BENEFICIALLY
BENEFICIAL OWNER                                            OWNED              PERCENTAGE
------------------------------                          ----------------       ----------

Norris J. Nash (10)                                           52,813              2.69%
1176 Oleander Drive
Lilburn, Georgia  30247

J. Joseph Powell (11)                                         46,965              2.39%
2335 Bagley Road
Cumming, Georgia  30041

William S. Stanton, Jr. (12)                                  48,710              2.48%
5081 Hodgrins Place
Lilburn, Georgia  30047

All directors and officers as a group (11 persons)           455,319             23.19%

---------

(1) On a fully-diluted basis, except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown. The information shown above is based upon information furnished by the named persons and based upon "beneficial ownership" concepts set forth in rules under the Securities Exchange Act of 1934. Under such rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days.

(2) Includes options to purchase 40,000 shares of the Company's common stock.

(3) Includes options to purchase 30,500 shares of the Company's common stock.

(4) Includes 1,108 shares owned by Mr. Ballard's son and options to purchase 6,700 shares of the Company's common stock.

(5) Includes options to purchase 6,700 shares of the Company's common stock.

(6) Includes 2,000 shares owned by Mr. Britt's family members and options to purchase 5,000 shares of the Company's common stock.

(7) Includes 5,882 shares owned by Mr. Combs' wife, and options to purchase 3,400 shares of the Company's common stock.

(8) Includes 2,500 shares owned by a company that Mr. Hayes controls, 2,143 owned by Mr. Hayes' son, and options to purchase 1,000 shares of the Company's common stock.

(9) Includes 28,000 shares held by the Ashworth & Associates, P.C. 401(k) Profit Sharing Plan, for which Mr. Langley is the Trustee, 3,600 shares owned by Mr. Langley's wife and minor children, and options to purchase 2,400 shares of the Company's common stock.

(10) Includes 7,000 shares owned by Mr. Nash's family members, 2,500 shares held by a general partnership that Mr. Nash controls, and options to purchase 6,700 shares of the Company's common stock.

(11) Includes 6,208 shares owned by Mr. Powell's sons, 10,714 by a company Mr. Powell controls, and options to purchase 3,900 shares of the Company's common stock.

(12) Includes options to purchase 5,700 shares of the Company's common stock.

                                 OTHER MATTERS

         At the time of the preparation of this Proxy Statement, the Company was not aware of any matters to be presented for action at the Annual Meeting other than the Proposals referred to herein. If other matters are properly presented for action at the Annual Meeting, it is intended that the persons named as Proxies will vote or refrain from voting in accordance with their best judgment on such matters.

                          AUDITED FINANCIAL STATEMENTS

         Any shareholder may obtain a copy of the Company's audited financial statements for the year ended December 31, 2001, by contacting:

                           Mr. John T. Hopkins III
                           Executive Vice President and Chief Financial Officer GBC Bancorp, Inc.
                           165 Nash Street
                           Lawrenceville, Georgia  30045
                           (770) 955-3211

                                     PROXY

                               GBC BANCORP, INC.,
                           A BANK HOLDING COMPANY FOR
                            GWINNETT BANKING COMPANY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned shareholder hereby appoints Larry D. Key and John T. Hopkins, III, and each of them, with full power of substitution, as Proxies to represent and to vote, as designated below, all the shares of common stock of GBC BANCORP, INC. (the "Company") held of record by the undersigned on May 31, 2002, at the Annual Meeting of the Shareholders (the "Annual Meeting") to be held on July 16, 2002, or any adjournments thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS.

PROPOSAL 1:       Election of Directors.

Nominees:         James B. Ballard, Jerry M. Boles, W.H. Britt, Richard F.
                  Combs, William G. Hayes, Larry D. Key, Douglas A. Langley,
                  Norris J. Nash, Joseph J. Powell, and William S. Stanton.

Check       [ ]   For all Nominees listed above                    [ ]   Withhold Authority to vote for
One Box           (except as marked to the contrary below)               all Nominees listed above


Instructions: To withhold authority to vote for any individual Nominee, write that Nominee's name in the following space provided:

                                -----------------------------------------------

                                -----------------------------------------------

PROPOSAL 2:       Approval of Amendment to 1998 Stock Option Plan

Check             [ ]  For           [ ] Against            [ ]  Abstain
One Box

         The undersigned also grants the above-named Proxies the power to vote upon such other matters in their discretion as shall properly come before the Annual Meeting or any adjournment thereof.

         Please sign exactly as name appears below. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


DATED: ____________, 2002.                 ------------------------------------
PLEASE MARK, SIGN, DATE AND                              Signature
RETURN THIS PROXY PROMPTLY
USING THE ENCLOSED ENVELOPE                ------------------------------------
                                                 Signature if held jointly